Exhibit 99.1

LMI Aerospace to Close Wichita Sheet-metal Fabrication Operation

•	Plant’s core work statement impacted by significant decline on legacy large commercial widebody and business and regional jet platforms

•	Remaining work will transfer to LMI Mexicali location to further integrate operations and improve the company’s competitive position

•	Affected employees will receive job-placement assistance

ST. LOUIS, June 29, 2016 - LMI Aerospace Inc. (Nasdaq: LMIA) ("LMI" or the "Company") will close its Wichita, Kan., sheet-metal fabrication operation by the end of September.

“A large part of the work statement performed at the Wichita-Esthner facility has been sheet-metal fabrication work on legacy platforms in the large commercial widebody and business and regional jet markets,” said LMI Aerospace Chief Operating Officer Joe DeMartino. “With customer demand on these platforms declining significantly, and in a competitive pricing environment we had to make the difficult decision to close this operation and move its remaining work statement to our facility in Mexicali, Mexico.”

Equipment and work packages will be transferred in phases between now and the end of September.

“We recognize the impact this will have on the 36 employees and temporary workers at Wichita-Esthner,” DeMartino said. “As much as we can, we will help them identify opportunities available elsewhere in the company. We also will provide assistance and resources to help them throughout this transition, including job search resources and career counseling services.”

The company has operated in Wichita since 1984, and will continue to do so through its Wichita-Hillside machining operation.

About LMI Aerospace
LMI Aerospace Inc. is a leading supplier of structural assemblies, kits and components and provider of engineering services to the commercial, business and regional, and military aerospace markets. Manufacturing more than 40,000 products for a variety of platforms and providing turnkey engineering capabilities to support aircraft lifecycles, LMI offers complete, integrated solutions in aerostructures, engineering and program management. Headquartered in St. Louis, LMI has 22 locations across the United States and in Mexico, the United Kingdom and Sri Lanka. For more information visit: www.lmiaerospace.com.